Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Trustees of the
     Bowne & Co., Inc. Global Employee Stock Purchase Plan:
We consent to the incorporation by reference in the Registration Statement (No. 333-79409) on Form S-8 of the Bowne & Co., Inc. Global Employee Stock Purchase Plan of our report dated March 28, 2008 relating to the statements of financial condition as of December 31, 2007 and 2006, and the related statements of income (loss) and changes in plan equity for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of Bowne & Co., Inc. Global Employee Stock Purchase Plan.
/s/ KPMG LLP
New York, New York
March 28, 2008